EXHIBIT 99.1

N E W S    R E L E A S E

Contact:	Peter D. Brown Vice President, Treasurer and Investor Relations Foot Locker, Inc. (212)720-4254

FOOT LOCKER, INC. REPORTS FOURTH QUARTER AND FULL YEAR SALES

•	Fourth Quarter Total Sales Increased 15.1 Percent
•	Fourth Quarter Comparable-Store Sales Increased 2.5 Percent
•	Fourth Quarter Earnings Per Share Expected to Increase 10 to 15 Percent, within our previous guidance

NEW YORK, NY, February 3, 2005 – Foot Locker, Inc. (NYSE: FL), the New York-based specialty athletic retailer, today reported sales for the 13-week period ended January 29, 2005 of $1,535 million, versus $1,334 million in the comparable period last year, an increase of 15.1 percent. For this same 13-week period, comparable store sales increased 2.5 percent.

For the 52-week period fiscal year ended January 29, 2005, sales increased 12.0 percent to $5,355 million, from $4,779 million in the Company’s corresponding period last year. For the same 52-week period, comparable-store sales increased 0.9 percent.

Excluding the effect of foreign currency fluctuations, total sales for the 13-week and 52-week periods increased 12.9 percent and 9.8 percent, respectively.

“Fourth quarter comparable-store sales were in line with our expectations and reflected a significant improvement in results during the final six weeks of the period,” stated Matthew D. Serra, Foot Locker, Inc.’s Chairman and Chief Executive Officer. “Both our U.S. and international stores contributed to this improving sales trend, which continued throughout the month of January. We currently expect our fourth quarter diluted earnings per share from continuing operations to increase 10 to 15 percent versus the comparable period of last year, within our previous guidance.”

Foot Locker, Inc. plans to report fourth quarter 2004 and year-to-date results on Tuesday, March 1, 2005. A conference call is scheduled on Wednesday, March 2, 2005 for 10:00 a.m. EST to discuss these results and provide guidance with regard to its earnings outlook for 2005. This conference call may be accessed live from the Investor Relations section of the Foot Locker, Inc. website at http://www.footlocker-inc.com. Please log-on to the website at least 15 minutes prior to the call in order to download any necessary software. The webcast conference call will be available for replay until 5:00 p.m. Monday, March 14, 2005. News releases are also available on the Internet at http://www.prnewswire.com or on Foot Locker, Inc.’s website at http://www.footlocker-inc.com.

Foot Locker, Inc. is a specialty athletic retailer that operates approximately 4,000 stores in 18 countries in North America, Europe and Australia. Through its Foot Locker, Footaction, Lady Foot Locker, Kids Foot Locker and Champs Sports retail stores, as well as its direct-to-customer channel Footlocker.com/Eastbay, the Company is the leading provider of athletic footwear and apparel.

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Foot Locker, Inc. 112 West 34th Street New York NY 10120 Tel. 212.720.3700

Disclosure Regarding Forward-Looking Statements

This press release contains forward-looking statements, which reflect management’s current views of future events and financial performance. These forward-looking statements are based on many assumptions and factors detailed in the Company’s filings with the Securities and Exchange Commission, including the effects of currency fluctuations, customer demand, fashion trends, competitive market forces, uncertainties related to the effect of competitive products and pricing, customer acceptance of the Company’s merchandise mix and retail locations, the Company’s reliance on a few key vendors for a majority of its merchandise purchases (including a significant portion from one key vendor), unseasonable weather, risks associated with foreign global sourcing, including political instability, changes in import regulations, disruptions to transportation services and distribution, and the presence of severe acute respiratory syndrome, economic conditions worldwide, any changes in business, political and economic conditions due to the threat of future terrorist activities in the United States or in other parts of the world and related U.S. military action overseas, the ability of the Company to execute its business plans effectively with regard to each of its business units, including its plans for the marquee and launch footwear component of its business, and its plans for the integration of the Footaction stores. Any changes in such assumptions or factors could produce significantly different results. The Company undertakes no obligation to update forward-looking statements, whether as a result of new information, future events, or otherwise.

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